Exhibit 99.1

ITC Holdings Reports Increased Third Quarter and Year-To-Date 2013 Results; Updates 2013 Operating Earnings Per Share Guidance and 2013 Capital Guidance

Highlights

•             Operating earnings for the third quarter of $1.26 per diluted common share; reported earnings for the third quarter of $1.12 per diluted common share

•             Operating earnings for the nine months ended September 30, 2013 of $3.57 per diluted common share; reported earnings for the nine months ended September 30, 2013 of $2.96 per diluted common share

•             Capital investments of $648.9 million for the nine months ended September 30, 2013

•             2013 operating earnings per share guidance updated to $4.84 to $4.92 per share

•             2013 capital investment guidance updated to a range of $810 to $860 million

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES	$238,782	$214,801	$685,903	$608,889

REPORTED NET INCOME	$58,984	$51,183	$156,569	$139,620

OPERATING EARNINGS	$66,510	$56,059	$188,644	$159,518

REPORTED DILUTED EPS	$1.12	$0.98	$2.96	$2.68

OPERATING DILUTED EPS	$1.26	$1.07	$3.57	$3.05

NOVI, Mich., October 31 2013, ITC Holdings Corp. (NYSE: ITC) today announced its results for the third quarter and nine month period ended September 30, 2013.  Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $59.0 million, or $1.12 per diluted common share, compared to $51.2 million or $0.98 per diluted common share for the third quarter of 2012.  For the nine months ended September 30, 2013, reported net income was $156.6 million, or $2.96 per diluted common share, compared to $139.6 million, or $2.68 per diluted common share for the same period last year.

Operating earnings for the third quarter of 2013 were $66.5 million, or $1.26 per diluted common share, compared to $56.1 million, or $1.07 per diluted common share for the third quarter of 2012. For the nine months ended September 30, 2013, operating earnings were $188.6 million, or $3.57 per diluted common share, compared to $159.5 million, or $3.05 per diluted common share for the same period last year.  Operating earnings are a non-GAAP measure that exclude the impact of the following after-tax expenses associated with:

•                  The Entergy Corporation (Entergy) transaction of approximately $7.5 million or $0.14 per diluted common share, and $5.0 million or $0.09 per diluted common share, for the third quarter 2013 and 2012, respectively. These expenses totaled approximately $31.9 million or $0.61 per diluted common share and $11.6 million, or $0.21 per diluted common share, for the nine months ended September 30, 2013 and 2012, respectively.

•                  An estimated refund liability of approximately $0.1 million for the third quarter 2013 recorded for certain acquisition accounting adjustments for ITC Midwest, ITCTransmission and METC resulting from the FERC audit order on ITC Midwest issued in May 2012. For the nine months ended September 30, 2013 and 2012, amounts recorded associated with this matter totaled $0.2 million and $8.3 million or $0.16 per diluted common share respectively.

Operating earnings increased by $10.5 million, or $0.19 per diluted common share, for the third quarter compared to the same period in 2012. For the nine months ended September 30, 2013, operating earnings increased $29.1 million, or $0.52 per diluted common share, compared to the same period last year.  The increases in both periods were largely attributable to higher income associated with increased rate base and AFUDC at our operating companies, resulting from the continued execution of our capital investment plans.

ITC invested $648.9 million in capital projects at its operating companies during the first nine months of 2013, including $170.7 million at ITCTransmission, $127.8 million at METC, $245.8 million at ITC Midwest and $104.6 million at ITC Great Plains.

“Thus far, 2013 has proven to be a demanding year for us as we seek to continue to execute on our stand-alone initiatives while also advancing the Entergy transaction towards a successful close,” said Joseph L. Welch, chairman, president and CEO of ITC. “I am very pleased with how the organization has risen to meet this challenge and believe that we are well-positioned to meet our operational and financial objectives for the year.  We are also continuing to navigate the complex regulatory approval process for the Entergy transaction and hope to make meaningful progress with these efforts by year-end.”

EPS and Capital Expenditure Guidance

For 2013, ITC is updating its full year operating earnings per share guidance to a range of $4.84 to $4.92, from the previous range of $4.80 to $5.00.  Capital investment guidance for 2013 has also been updated to a range of $810 to $860 million, from the prior range of $760 to $860 million.  The updated guidance range includes capital forecasts at our regulated operating subsidiaries of $215 to $230 million for ITCTransmission, $170 to $180 million for METC, $285 to $300 million for ITC Midwest and $140 to $150 million for ITC Great Plains.

Third Quarter 2013 Operating Earnings Financial Results Detail

ITC’s operating revenues for the third quarter increased to $238.8 million compared to $214.8 million for the third quarter of 2012. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries. In addition, regional cost sharing revenues increased due to additional capital projects being placed in-service that have been identified as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $29.7 million decreased by $1.8 million compared to the same period in 2012. This decrease was primarily due to lower vegetation management requirements and lower NERC compliance activities associated with surveying overhead transmission lines.

General and administrative (G&A) expenses of $22.9 million were $2.4 million higher compared to the same period in 2012. The amounts for the third quarter 2013 and 2012 exclude approximately $9.0 million and $7.4 million, respectively, associated with adjustments to operating earnings relating to Entergy transaction costs noted previously.  This increase was primarily due to higher general business expenses, including an increase in information technology expenses and higher labor related expenses associated with personnel increases.  These increases were partially offset by lower outside legal fees.

Depreciation and amortization expenses of $29.8 million increased by $2.3 million compared to the same period in 2012 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $16.7 million were $2.0 million higher than the same period in 2012. This increase was due to 2012 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2013 personal property taxes.

Interest expense of $43.0 million increased by $4.3 million compared to the same period in 2012. The amounts for the third quarter 2013 and 2012 exclude approximately $1.1 million and $0.2 million, respectively, associated with adjustments to operating earnings noted previously. This increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the third quarter of 2013 was 35.9 percent compared to 35.7 percent for the same period last year. The amounts for the third quarter 2013 and 2012 exclude approximately $2.6 million and $2.7 million, respectively, associated with adjustments to operating earnings noted previously.

Year-To-Date 2013 Financial Results Detail

ITC’s operating revenues for the nine months ended September 30, 2013 increased to $685.9 million compared to $619.9 million for the same period last year, which amount excludes an $11.0 million reduction in revenues associated with the ITC Midwest FERC audit-related refunds recorded for ITCTransmission, METC and ITC Midwest. This increase was primarily due to higher network revenues attributable to higher rate base at all of our regulated operating subsidiaries. In addition, the increase resulted from higher regional cost sharing revenues primarily due to additional capital projects being placed into service that have been identified as eligible for regional cost sharing.

O&M expenses of $83.9 million were $6.4 million lower for the nine months ended September 30, 2013 compared to the same period in 2012. This decrease was primarily due to lower vegetation management requirements and lower NERC compliance activities associated with surveying overhead transmission lines.

G&A expenses of $68.9 million were $7.5 million higher compared to the same period in 2012. The amounts for 2013 and 2012 exclude approximately $41.9 million and $17.4 million, respectively, associated with adjustments to operating earnings relating to Entergy transaction costs noted previously.  This increase was due to higher labor related expenses associated with personnel increases and higher professional services associated with legal, advisory and financial service fees.

Depreciation and amortization expenses of $87.6 million increased by $9.1 million for the nine months ended September 30, 2013 compared to the same period in 2012. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $49.5 million were $5.3 million higher compared to the same period in 2012. This increase was due to 2012 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2013 personal property taxes.

Interest expense of $121.8 million increased by $6.3 million compared to the same period in 2012. The amounts for year-to-date 2013 and 2012 exclude approximately $1.7 million and $1.4 million, respectively, associated with adjustments to operating earnings noted previously. This increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the nine months ended September 30, 2013 was 36.2 percent compared to 35.4 percent for the same period in 2012. The amounts for year-to-date 2013 and 2012 exclude approximately $11.6 million and $10.8 million, respectively, associated with adjustments to operating earnings noted previously.

Third Quarter Conference Call

ITC will also conduct a webcast and conference call at 11 a.m. Eastern on Thursday, October 31, 2013.  Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president and CFO, will discuss the financial results. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through Friday, November 8, 2013, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 82749220. The webcast will also be archived on the ITC website.

Other Available Information

More detail about the third quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com. (ITC-itc-F)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our Form 10-Q filed with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES	$238,782	$214,801	$685,903	$608,889
OPERATING EXPENSES
Operation and maintenance	29,725	31,544	83,906	90,314
General and administrative	31,902	27,906	110,767	78,791
Depreciation and amortization	29,802	27,466	87,583	78,453
Taxes other than income taxes	16,728	14,721	49,492	44,186
Other operating (income) and expense — net	(197)	(190)	(542)	(586)
Total operating expenses	107,960	101,447	331,206	291,158
OPERATING INCOME	130,822	113,354	354,697	317,731
OTHER EXPENSES (INCOME)
Interest expense - net	44,062	38,924	123,527	116,918
Allowance for equity funds used during construction	(8,290)	(5,622)	(25,315)	(15,800)
Other income	(786)	(884)	(824)	(2,171)
Other expense	2,164	1,415	5,388	2,473
Total other expenses (income)	37,150	33,833	102,776	101,420
INCOME BEFORE INCOME TAXES	93,672	79,521	251,921	216,311
INCOME TAX PROVISION	34,688	28,338	95,352	76,691
NET INCOME	$58,984	$51,183	$156,569	$139,620
Basic earnings per common share	$1.12	$0.99	$2.99	$2.72
Reported diluted earnings per common share	$1.12	$0.98	$2.96	$2.68
Operating diluted earnings per common share	$1.26	$1.07	$3.57	$3.05
Dividends declared per common share	$0.4250	$0.3775	$1.1800	$1.0825

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Reported net income	$58,984	$51,183	$156,569	$139,620
Pre-tax Entergy transaction related expenses	9,997	7,533	43,385	17,667
Pre-tax liability for audit related refund	103	54	308	13,047
Income taxes on adjustments	(2,574)	(2,711)	(11,618)	(10,816)
Operating earnings	$66,510	$56,059	$188,644	$159,518

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Reported diluted EPS	$1.12	$0.98	$2.96	$2.68
Pre-tax Entergy transaction related expenses	0.19	0.14	0.82	0.33
Pre-tax liability for audit related refund	0.00	0.00	0.01	0.25
Income taxes on adjustments	(0.05)	(0.05)	(0.22)	(0.21)
Operating diluted EPS	$1.26	$1.07	$3.57	$3.05

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30,	December 31,
(in thousands, except share data)	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$50, 704	26,187
Accounts receivable	103,585	72,192
Inventory	36,282	37,357
Deferred income taxes	18,925	23,014
Regulatory assets — revenue accruals, including accrued interest	6,620	7,489
Prepaid and other current assets	18,053	31,987
Total current assets	234,169	198,226
Property, plant and equipment (net of accumulated depreciation and amortization of $1,319,710 and $1,269,810, respectively)	4,687,581	4,134,579
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $20,801 and $18,397, respectively)	49,431	48,492
Other regulatory assets	186,926	180,378
Deferred financing fees (net of accumulated amortization of $14,390 and $17,838, respectively)	26,279	19,293
Other	37,851	33,678
Total other assets	1,250,650	1,232,004
TOTAL ASSETS	$6,172,400	$5,564,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$105,285	$123,022
Accrued payroll	17,738	20,740
Accrued interest	30,170	44,708
Accrued taxes	17,650	28,117
Regulatory liabilities — revenue deferrals, including accrued interest	38,296	53,763
Refundable deposits from generators for transmission network upgrades	29,656	40,745
Debt maturing within one year	210,000	651,929
Other	16,759	40,287
Total current liabilities	465,554	1,003,311
Accrued pension and postretirement liabilities	58,395	53,243
Deferred income taxes	555,038	460,072
Regulatory liabilities — revenue deferrals, including accrued interest	74,223	28,613
Regulatory liabilities — accrued asset removal costs	70,226	75,477
Refundable deposits from generators for transmission network upgrades	15,392	7,623
Other	20,139	26,317
Long-term debt	3,364,900	2,495,298
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 52,471,354 and 52,248,514 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively.	1,003,709	989,334
Retained earnings	538,317	443,569
Accumulated other comprehensive income (loss)	6,507	(18,048)
Total stockholders’ equity	1,548,533	1,414,855
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,172,400	$5,564,809

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	September 30,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$156,569	$139,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	87,583	78,453
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	30,369	25,748
Deferred income tax expense	69,733	44,921
Allowance for equity funds used during construction	(25,315)	(15,800)
Other	13,113	9,030
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(31,115)	(12,182)
Inventory	1,075	979
Prepaid and other current assets	11,208	(5,776)
Accounts payable	4,044	(10,637)
Accrued payroll	(1,707)	(1,865)
Accrued interest	(14,538)	(247)
Accrued taxes	(10,467)	(5,773)
Other current liabilities	7,979	11,474
Other non-current assets and liabilities, net	(6,328)	410
Net cash provided by operating activities	292,203	258,355
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(630,485)	(637,386)
Proceeds from sale of securities	42,174	5,935
Purchases of securities	(43,398)	(10,786)
Other	(3,340)	(747)
Net cash used in investing activities	(635,049)	(642,984)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	933,025	100,000
Borrowings under revolving credit agreements	890,400	1,073,550
Borrowings under term loan credit agreements	535,000	200,000
Retirement of long-term debt	(452,000)	—
Repayments of revolving credit agreements	(1,004,100)	(960,350)
Repayments of term loan credit agreements	(475,000)	—
Issuance of common stock	8,213	4,929
Dividends on common stock and restricted stock	(61,821)	(55,677)
Refundable deposits from generators for transmission network upgrades	26,898	31,157
Repayment of refundable deposits from generators for transmission network upgrades	(30,279)	(31,186)
Other	(2,973)	(6,112)
Net cash provided by financing activities	367,363	356,311
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,517	(28,318)
CASH AND CASH EQUIVALENTS — Beginning of period	26,187	58,344
CASH AND CASH EQUIVALENTS — End of period	$50,704	$30,026